Exhibit 99.1

Acuity Brands Completes Spin-off of Zep Inc. and Announces Additional Stock Repurchase Program

ATLANTA—Nov. 1, 2007—Acuity Brands, Inc. (NYSE: AYI) today announced that it completed the spin-off of Zep Inc. (NYSE: ZEP) to the stockholders of Acuity Brands. The spin-off was completed on October 31, 2007 when each stockholder of record as of October 17, 2007 received one share of Zep common stock, together with an associated preferred stock purchase right, for every two shares of Acuity Brands stock held on that date. Stockholders of Acuity Brands will receive cash in lieu of fractional shares of Zep stock. As a result of the distribution, Zep is now an independent public company. Immediately prior to the spin-off, Acuity Brands received a dividend of $62.5 million from Zep.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “The completion of the spin-off provides for greater strategic clarity at Acuity Brands. We believe this transaction will meaningfully enhance value for stockholders because it will enable both Acuity Brands Lighting and Zep to more aggressively pursue their own distinct strategic initiatives and individual profitable growth opportunities with a sharpened focus.”

Effective October 31, 2007, the Board of Directors of Acuity Brands authorized the repurchase of an additional 2,000,000 shares, or almost 5%, of the Company’s outstanding common stock. Also, the Company has authorization to buy back a remaining 811,400 shares of outstanding common stock under the repurchase program announced in August of this year. During the first two months of the current fiscal quarter, the Company repurchased under the previously announced share repurchase program nearly 1.2 million outstanding shares.

Under the share repurchase programs, the Company expects to acquire shares primarily through open market transactions, subject to market conditions and other factors. The Company may enter into Rule 10b5-1 plans to facilitate open market repurchases under the programs. A Rule 10b5-1 plan would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws provided the plan is adopted when the Company is not in possession of material non-public information. Shares repurchased under the programs may be retired or used for general corporate purposes, which may include the Company’s share-based compensation and employee benefit plans.

Mr. Nagel continued, “The Board’s approval of this additional share repurchase program is a reflection of our confidence in the Company’s future and its ability to continue to generate strong cash flow from operations. We believe that the repurchase program supports Acuity Brands’ objective to maximize long-term stockholder value, while continuing to fund investments to better serve our customers, to grow our businesses, and to improve our operating and financial performance.”

Acuity Brands, Inc. owns and operates Acuity Brands Lighting. With fiscal year 2007 net sales of approximately $2.0 billion, Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and related services and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Mark Architectural Lighting(R), Hydrel(R), American Electric Lighting(R), Gotham(R), Carandini(R), SpecLight(R), MetalOptics(R), Antique Street Lamps(TM), and Synergy Lighting Controls(R). Headquartered in Atlanta, Georgia, Acuity

Brands employs approximately 7,000 associates and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates,” “may,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements regarding the realization of meaningful enhanced value for stockholders resulting from the spin-off of Zep Inc. and the Company’s expectations to repurchase shares in open market transactions. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the Form 10-K filed with the Securities and Exchange Commission on October 30, 2007.

CONTACT: Acuity Brands, Inc.

Dan Smith, 404-853-1423

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Acuity Brands, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.